Exhibit 10.2

PERFORMANCE STOCK UNIT AGREEMENT

PARK HOTELS & RESORTS INC.

2017 OMNIBUS INCENTIVE PLAN

This Performance Stock Unit Agreement (this “Agreement”), effective as of November 7, 2020 (the “Grant Date”), is between Park Hotels & Resorts Inc., a Delaware corporation (the “Company”), and                   (the “Participant”).

1.Grant of Units. Effective as of the Grant Date, the Company hereby grants to the Participant an Award of performance-based Restricted Stock Units (“Performance Stock Units” or “PSUs”) in the amount of [Number] PSUs (the “Target Award”), each of which represents the right to receive one share of the Company’s Common Stock (the “Shares”) upon vesting of such PSU, subject to and in accordance with the terms, conditions and restrictions set forth in the Park Hotels & Resorts Inc. 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”) and this Agreement.  The number of PSUs that the Participant may earn hereunder will range from 0% to 100% of the Target Award, and shall be determined based on the achievement of certain share price hurdles as set forth on Exhibit A attached hereto  (“Exhibit A”) during the period commencing on the Grant Date and ending on the fourth anniversary of the Grant Date (the “Performance Period”).  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2.Vesting; Settlement.  PSUs shall vest, if at all, on the date they become earned in accordance with Exhibit A (each such date, a “Vesting Date”), subject to the Participant’s continued employment through the applicable Vesting Date (except as otherwise expressly provided in Exhibit A).  Following each Vesting Date, the Company shall deliver to the Participant one Share for each vested PSU in accordance with Section 9.  Any PSU which does not become vested as of the last day of the Performance Period shall be forfeited without consideration or any further action by the Participant or the Company.

3.Termination of Employment.

(a)Except as set forth in Section 3(b) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any PSUs that are not vested as of the effective date of termination (the “Termination Date”) shall be forfeited and all of the Participant’s rights hereunder with respect to such unvested PSUs shall cease as of the Termination Date (unless otherwise provided for by the Committee in accordance with the Plan).

(b)If the Participant’s employment with the Company Group is terminated during the Performance Period by the Company Group without Cause, due to or during the Participant’s Disability or due to the Participant’s death (a “Qualifying Termination”), then, in any such case, any PSUs that are outstanding as of the Termination Date shall be treated in the manner set forth in Exhibit A.  With respect to any PSUs that become vested following a Qualifying Termination in accordance with Exhibit A, the Company shall deliver to the Participant one Share for each vested PSU in accordance with Section 9.

4.Dividend Equivalents. The Participant shall be entitled to receive dividend equivalents in respect of each PSU that vests, if any, pursuant to this Agreement or the Plan.  Specifically, if the Company declared a regular cash dividend on the Shares during the period commencing on the Grant Date and ending on a date on which any of the PSUs vests (each such period, a “Dividend Equivalent Period”), the Participant shall be entitled to receive dividend equivalents in an amount equal to the number of PSUs that vested on such date multiplied by the amount of the cash dividend per Share declared during the Dividend Equivalent Period, as if the Participant had held a number of Shares equal to the number of PSUs that vested on such date as of each dividend record date during the Dividend Equivalent Period.  Any such dividend equivalents relating to the Participant’s vested PSUs shall be payable in cash at the same time as the Shares underlying the vested PSUs are issued to the Participant in accordance with Section 9, less applicable withholding taxes pursuant to Section 10.  If the PSUs are forfeited, the Participant shall have no right to receive any dividend equivalents.

5.Change in Control. Upon a Change in Control, any PSUs that are outstanding as of the date of the Change in Control shall be treated in the manner set forth in Exhibit A.  With respect to any PSUs that become vested upon a Change in Control in accordance with Exhibit A, the Company shall deliver to the Participant one Share for each vested PSU in accordance with Section 9.

6.Restrictions on Transfer. The Participant may not assign, alienate, pledge, attach, sell or otherwise transfer or encumber the PSUs or the Participant’s right under the PSUs to receive Shares, except other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliates; provided that the designation of a beneficiary (if permitted by the Committee) shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

7.No Right to Continued Employment. Neither the Plan, this Agreement nor the Participant’s receipt of the PSUs hereunder shall impose any obligation on the Company or any Affiliates to continue the employment or engagement of the Participant. Further, the Company or any Affiliates (as applicable) may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

8.No Rights as a Stockholder. The Participant’s interest in the PSUs shall not entitle the Participant to any rights as a stockholder of the Company. The Participant shall not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares underlying the PSUs unless and until such Shares have been issued to the Participant in accordance with Section 9.

9.Issuance of Shares. Subject to Section 10, the Company shall, as soon as practicable following each date on which any of the PSUs vests (and in any event within two and one-half (2-1/2) months after the end of the tax year in which such vesting date occurs), issue the Shares underlying the vested PSUs to the Participant, free and clear of all restrictions.  Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer shall comply with all relevant provisions of law and the requirements of any stock exchange on which the Shares are listed for trading.

10.Tax Withholding.  The Participant agrees that in order to satisfy any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of the PSUs (and any corresponding dividend equivalents), the Company shall withhold a number of Shares otherwise issuable to the Participant upon settlement of the PSUs equal in value to the minimum amount necessary to satisfy the statutorily required withholding liability, if any (“Withholding Taxes”), except to the extent that the Participant shall have elected to pay such Withholding Taxes to the Company in cash (by check or wire transfer).  The number of Shares equal to the Withholding Taxes shall be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of issuance of the Shares to the Participant, and shall be rounded up to the nearest whole Share.

11.Award Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The PSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as they may be amended from time to time, are hereby incorporated herein by reference.

12.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.

14.Successors in Interest. Any successor to the Company shall have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative shall have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

15.Section 409A of the Code.

(a)This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee shall have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of any Shares hereunder.

(b)Notwithstanding any other provision of this Agreement to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A of the Code, no payments in respect of any PSU that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to the Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company shall not be liable to any Participant for any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

16.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.Acceptance and Agreement by the Participant. By accepting the PSUs (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.

18.Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.

19.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one in the same agreement.

20.Administration. This Agreement shall be administered by the Committee. The Committee shall have full power and authority to administer and interpret this Agreement, and its interpretations shall be conclusive and binding on all parties.

[Signatures follow]

PARK HOTELS & RESORTS INC.

By:

Name:
Title:

Acknowledged and Agreed

as of the date first written above:

______________________________

Participant Signature

EXHIBIT A

1.	Share Price Hurdles.

The PSUs shall be earned based on the Company’s achievement of up to eight share price hurdles during the Performance Period.  Specifically, on each Hurdle Date that occurs during the Performance Period, a number of PSUs equal to one-eighth (1/8) of the Target Award shall be earned for each Hurdle Price Level that is achieved on such Hurdle Date, rounded up to the nearest whole PSU.  If, on a given Hurdle Date, more than one Hurdle Price Level is achieved for the first time, then the number of PSUs that shall be earned on such Hurdle Date shall be equal to the product of (i) one-eighth (1/8) of the Target Award multiplied by (ii) the number of Hurdle Price Levels that are achieved for the first time on such Hurdle Date, rounded up to the nearest whole PSU.  For the avoidance of doubt, no more than one Hurdle Date may occur during the Performance Period with respect to each Hurdle Price Level.  If, during the Performance Period, a Hurdle Date occurs with respect to the highest Hurdle Price Level (i.e., $25.00), then the number of PSUs that shall be earned on such Hurdle Date shall be reduced, if necessary, such that the total number of PSUs that are earned during the Performance Period shall be equal to 100% of the Target Award.

2.	Qualifying Termination.

In the event of the Participant’s Qualifying Termination, the Participant’s outstanding PSUs, if any, shall remain outstanding and eligible to become earned in accordance with this Exhibit A until the twentieth (20th) trading day following the date of the Participant’s Qualifying Termination.  Any PSUs that do not become earned on or prior to the twentieth (20th) trading day following the Participant’s Qualifying Termination shall be forfeited by the Participant as of such date.

3.	Change in Control.

In the event a Change in Control occurs during the Performance Period, the Participant’s outstanding PSUs, if any, shall become earned based on the greater of (i) the per-Share transaction price payable to the Company’s shareholders in connection with such Change in Control transaction, including the value of any contingent consideration payable to the Company’s shareholders in connection with such Change in Control transaction (e.g., milestone or earn-out payments, or amounts subject to an escrow), as reasonably determined by the Committee, and (ii) the Closing Price on the trading day immediately preceding the date of the Change in Control, irrespective of whether either such price constitutes the average Closing Price over a consecutive twenty trading day period.  Any PSUs that become earned pursuant to the immediately preceding sentence shall become vested on the date of the Change in Control, and any remaining PSUs shall be forfeited by the Participant as of such date.

4.	Definitions.

For the purposes of this Exhibit A:

a.	“Closing Price” means the closing price of a share of Common Stock as reported on the principal stock exchange or quotation system on which the Common Stock is listed on the date in question.
b.	“Hurdle Price Level” means $11.00, $13.00, $15.00, $17.00, $19.00, $21.00, $23.00 and $25.00, as applicable.
c.

“Hurdle Date” means, with respect to a Hurdle Price Level, the date on which the average Closing Price over a consecutive twenty (20) trading day period is equal to or greater than such Hurdle Price Level.